EXHIBIT 99.2

The Marygold Companies, Inc. Announces Closing of its Upsized
Underwritten Public Offering and Full Exercise of Over-Allotment Option

SAN CLEMENTE, CA, March 14, 2022 (BUSINESSWIRE) – The Marygold Companies, Inc. (NYSE American: MGLD) (the “Company”), a diversified global holding firm, today announced the closing of its previously announced underwritten public offering of 1,897,500 shares of common stock, including 247,500 shares sold pursuant to the full exercise of the underwriter’s over-allotment option, for gross proceeds of approximately $3,795,000, before deducting underwriting discounts, commissions, and other estimated offering expenses.

The common stock began trading on the NYSE American on March 10, 2022, under the symbol “MGLD”.

Maxim Group LLC acted as sole book-running manager for the offering.

The shares of Common Stock in the offering were issued by the Company pursuant to a registration statement on Form S-1, as amended (File No. 333-261522), previously filed with the Securities and Exchange Commission (SEC) and subsequently declared effective by the SEC on March 9, 2022, and the accompanying prospectus contained therein.

 A final prospectus relating to the offering was filed with the SEC and can be obtained on the SEC’s website at http://www.sec.gov or by contacting Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022 at (212) 895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About The Marygold Companies, Inc.

The Marygold Companies, Inc., formerly Concierge Technologies, Inc., was originally founded in 1996 and repositioned as a global holding firm in 2015. The Company currently has operating subsidiaries in financial services, food manufacturing, printing, security systems and beauty products. Offices and manufacturing operations are in the U.S., New Zealand, U.K., and Canada. For more information, visit www.themarygoldcompanies.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation, the risks disclosed in the Company’s Annual Report on Form 10-K filed with the SEC on September 22, 2021, and in the Company’s other filings with the SEC. The foregoing list of factors is not exclusive. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

Contacts:

Media and Investors:
Roger S. Pondel
PondelWilkinson Inc.
310-279-5980
rpondel@pondel.com

Contact the Company:
Nicholas Gerber, CEO
949-429-5370
ngerber@themarygoldcompanies.com

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